UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 18, 2015

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 5, 2015, the Board of Directors of Cree, Inc. (the “Company”) appointed Franco Plastina as the Company’s Interim Executive Vice President–Power & RF, such appointment to become effective June 8, 2015. It is expected that Mr. Plastina will serve as Chief Executive Officer of Cree Power & RF Division, Inc. upon the completion of its previously announced initial public offering.

Mr. Plastina, 52, is presently a member of the Company’s Board of Directors, on which he has served since December 2007, and a member of the Company’s Governance and Nominations Committee and Chairman of the Company’s Audit Committee. Since May 2012, he has served as President and Founder of Arc & Company, LLC, an advisory and angel investment firm. He has also served as an Entrepreneur-in-Residence with the Blackstone Entrepreneurs Network in Research Triangle Park, North Carolina since October 2011. From February 2006 until January 2011 he served as President and Chief Executive Officer, and as a board member, of Tekelec, Inc., a publicly traded provider of telecommunications network systems and software applications. From September 2005 through February 2006, Mr. Plastina served as Executive in Residence at Warburg Pincus LLC, a private equity firm, where he was responsible for evaluating potential investments and providing executive support to portfolio companies. From 2003 to 2005, he held various executive positions with Proxim Corporation, a provider of WiFi and broadband wireless access products, including Executive Chairman, President and Chief Executive Officer. From 1987 until 2002, Mr. Plastina served in a series of management and executive positions with Nortel Networks Corporation, a multi-national telecommunications equipment provider.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Michael E. McDevitt
Michael E. McDevitt
Executive Vice President and Chief Financial Officer

Date: May 18, 2015

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